Exhibit 99.1 FOR IMMEDIATE RELEASE

Adeia Expands Executive Leadership Team to Accelerate Growth and Advance Semiconductor Strategy

SAN JOSE, Calif., January 26, 2026 – Adeia Inc. (Nasdaq: ADEA), the technology company known for developing foundational innovations that enable next-generation solutions for the semiconductor and media industries, today announced updates to its executive leadership team designed to strengthen execution towards the company’s long-term strategy and growth priorities.

Craig Mitchell has rejoined Adeia as chief semiconductor officer, where he will lead the company’s semiconductor technology research and development organization. In this role, Mitchell is responsible for shaping Adeia’s long-term semiconductor technology vision, driving R&D execution, and deepening engagement across the global semiconductor ecosystem. Mitchell was previously chief executive officer and board director at AKHAN Semiconductor and prior to that had an impressive 30-year history across numerous leadership roles within the company’s predecessor companies, including Invensas and Tessera.

Adeia also announced newly created senior leadership roles designed to support sustained and diversified long-term growth:

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Dr. Mark Kokes, appointed chief revenue officer, will oversee Adeia’s global sales and go-to-market strategy, including managing the company’s intellectual property (IP) portfolio and revenue-generation activities. Kokes has successfully led our Media Sales and Strategy team since the separation and held prior senior IP officer roles at NantWorks, BlackBerry, and Intertrust Technologies Corporation. He is a 15-year industry veteran of the mobile and connected device industries with numerous patents and published academic articles across a wide range of technical research domains.
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Bill Thomas, named to a new position within the organization as chief strategy officer, will lead corporate strategy, including long-term planning, market analysis, and growth initiatives. Thomas has a proven track record of driving growth opportunities in the multimedia and tech sectors and is an expert in developing licensing programs, structuring complex licensing deals and forming strategic partnerships to drive market expansion. He has held senior IP licensing and business development leadership positions at VideoLabs, NAGRA, and Intellectual Ventures.

The appointments reflect Adeia’s continued focus on deep technical leadership, disciplined growth, and expanding the impact of its IP portfolio across global markets.

“I’m pleased to welcome Craig Mitchell back to Adeia in this important role,” said Paul E. Davis, chief executive officer of Adeia. “Craig is a highly respected technology leader with a clear and credible point of view on the future of semiconductors. As the industry navigates increasingly complex challenges, his leadership will be instrumental in shaping our technology roadmap and ensuring our innovations remain aligned with the most critical industry inflection points.”

Davis continued, “The creation of these senior leadership roles reflects our focus on aligning deep technical expertise, an integrated revenue engine, and a unified strategic framework. I believe Mark and Bill are well-positioned to drive meaningful results across go-to-market execution and our core strategic priorities as we position the company for the future.”

Adeia also announced that Dana Escobar, chief licensing officer and general manager, semiconductor, will be transitioning out of the organization. During his tenure, Escobar played a key role in leading the semiconductor business through the company’s separation and establishing a strong foundation that included new customer engagements and meaningful technological advancements.

Adeia has spent decades investing in advanced research and development to create market-leading technologies for the media and semiconductor industries. The company’s foundational innovations underpin technology solutions that power connected devices and platforms used by millions of people around the world every day.

About Adeia Inc.

Adeia (Nasdaq: ADEA) is the technology company known for developing foundational innovations that enable next-generation solutions for the semiconductor and media industries. Adeia invents and licenses technologies that shape the future of digital entertainment, electronics, and high-performance computing. Its portfolio transforms technologies into experiences that are intelligent, immersive, and personal.

For more information, visit www.adeia.com.

Contacts

Investor Relations

Chris Chaney

IR@adeia.com

Media Relations

Eric Thompson

marketing@adeia.com